Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

AVERY DENNISON ANNOUNCES

CHANGE IN BOARD LEADERSHIP STRUCTURE

GLENDALE, Calif. — February 28, 2020 — Avery Dennison Corporation (NYSE: AVY) today announced an upcoming change in the leadership structure of its Board of Directors, effective after the Company’s annual meeting of shareholders to be held on April 23, 2020. Patrick T. Siewert will serve as Lead Independent Director following the annual meeting, subject to his reelection. Siewert will replace David E.I. Pyott, who has decided not to stand for reelection at the 2020 annual meeting so that he may spend time on other endeavors.

“I am pleased to announce that the independent directors of our Board have elected Patrick as lead director and I look forward to his continued focus on our culture of integrity and strong governance,” said Mitch Butier, chairman, president and CEO. “I also want to thank David for more than 20 years of Board service. He has been an influential leader throughout his tenure, and we have benefited tremendously from his commitment to the company.”

“It’s been a privilege for me to serve on the Board of Avery Dennison,” said Pyott. “I’m confident that the management team and the company’s talented global workforce will continue to deliver long-term value to all its stakeholders.”

Siewert currently serves as the Managing Director and Partner of The Carlyle Group. He was first appointed to Avery Dennison’s Board in April 2005, and is currently serving as Chair of the Board’s Audit and Finance Committee.

Pyott was first appointed to Avery Dennison’s Board in November 1999, becoming Lead Independent Director in 2010.

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Avery Dennison Corporation (NYSE: AVY) is a global materials science company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical and retail applications; tags, labels and embellishments for apparel; and radio-frequency identification (RFID) solutions serving retail apparel and other markets. Headquartered in Glendale, California, the company employs more than 30,000 employees in over 50 countries. Reported sales in 2019 were $7.1 billion. Learn more at www.averydennison.com.

Media Contact

Avery Dennison Corporation

Media Relations

Rob Six (626) 304-2361

rob.six@averydennison.com

Investor Relations

Cindy Guenther (626) 304-2204

cynthia.guenther@averydennison.com